EXHIBIT 5.1

Salley Bowes Harwardt Law Corp.

Barristers and Solicitors

Suite 1750 - 1185 West Georgia Street

Vancouver, B.C., Canada

V6E 4E6

Telephone: (604) 688-0788

Fax: (604) 688-0778

Website: www.sbh.bc.ca

August 21, 2018

Board of Directors

Avino Silver & Gold Mines Ltd.

Suite 900 – 570 Granville Street

Vancouver, British Columbia

V6C 3P1

Dear Sirs:

Re:	Avino Silver & Gold Mines Ltd. (the “Company”)
Registration Statement on Form F-3 (the “Registration Statement”)

We have acted as British Columbia counsel for the Company, a British Columbia company. We are furnishing this opinion at your request in connection with the Company’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) to register (i) common shares, no par value, of the Company (“Common Shares”), (ii) warrants to purchase Common Shares (“Warrants”), (iii) debt securities of the Company (“Debt Securities”), and (iv) units consisting of Common Shares, Warrants or Debt Securities or any combination of these securities (“Units”). The Common Shares, Warrants, Debt Securities, and Units are hereinafter referred to collectively as the “Shelf Securities.” The Registration Statement includes a base prospectus (“Base Prospectus”) and Sales Agreement Prospectus (as defined below). The Shelf Securities may be issued and sold from time to time as set forth in the Registration Statement, any amendment thereto, and the Base Prospectus and any supplements thereto (“Prospectus Supplement”) or term sheets to be filed pursuant to the rules and regulations promulgated under the Securities Act.

We have also acted as British Columbia counsel for the Company in connection with the sale in the United States through Cantor Fitzgerald & Co. as the sales agent (the “Sales Agent”) from time to time by the Company of Common Shares (the “Sales Agreement Shares”) having an aggregate offering price of up to US$8,000,000 pursuant to the Registration Statement, the Base Prospectus and the related prospectus for the sale of the Sales Agreement Shares included in the Registration Statement (the “Sales Agreement Prospectus”), and that certain Sales Agreement dated as of August 21, 2018 between the Sales Agent and the Company (the “Sales Agreement”). The Sales Agreement Shares, together with the Shelf Securities, are hereinafter referred to as the “Securities.”

The Warrants, either individually, or in combination with other Shelf Securities, may be issued under a separate warrant agency agreement (a “Warrant Agreement”) to be entered into between the Company and one or more entities acting as warrant agent. The Debt Securities, either individually, or in combination with other Shelf Securities, may be issued under an indenture (a “Note Indenture”) to be entered into between the Company and one or more trustees, if any. The Units will be issued under a unit agreement (the “Unit Agreement”) between the Company and a unit agent to be specified therein. The Warrant Agreement, Note Indenture and Unit Agreement are referred to herein collectively as “Governing Documents”.

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In connection with these opinions, we have examined the Registration Statement, the Base Prospectus, Sales Agreement Prospectus, and Sales Agreement and such matters of fact and questions of law as we have considered appropriate for purposes of these opinions. As to certain factual matters, we have relied upon a Certificate of Officers of even date (the “Officers’ Certificate”) executed by the President and Chief Executive Officer, and Secretary of the Company, respectively.

In addition, in rendering these opinions, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness, and authenticity of certificates of public officials; and (v) the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents.

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinions below are expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion with respect to the laws of any other jurisdiction.

Our opinion is expressed in effect on the date of this opinion. We have no responsibility or obligation to (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Our opinions expressed herein are based on the following assumptions:

(a)	at or prior to the time of the delivery of the Securities, the Registration Statement, including all necessary post-effective amendments, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded;

(b)	an appropriate Prospectus Supplement with respect to any offered Shelf Securities and the Sales Agreement Prospectus with respect to the Sales Agreement Shares will have been prepared and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(c)	the Securities will be offered, issued and sold in compliance with applicable United States Federal and State securities laws and in the manner stated in the Registration Statement, the Base Prospectus, the Sales Agreement Prospectus with respect to the Sales Agreement Shares and the appropriate Prospectus Supplement with respect to any other Shelf Securities to be offered in the future;

(d)	if the offered Securities are to be sold pursuant to a definitive purchase, subscription, underwriting or similar agreement, such agreement will have been duly authorized, executed and delivered by the Company and the other parties thereto;

(e)	at the time of any offering or sale of any Common Shares, Warrants, Debt Securities or Units consisting of Common Shares, Warrants or Debt Securities exercisable, exchangeable or convertible into Common Shares, in whole or in part, (together, “Convertible Securities”) and as of the date of the issuance of any Common Shares issuable upon exercise of any Convertible Securities, there will be sufficient Common Shares authorized and unissued under the Company’s then operative constating documents and not otherwise reserved for issuance;

(f)	at the time of issuance and sale of any Common Shares, a sufficient number of shares of Common Shares is authorized and reserved or available for issuance and that prior to any offering and sale of the Common Shares, the Company’s board of directors (“Board”) will duly authorize the price at which the Common Shares are to be issued and sold;

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(g)	any Common Shares issuable upon exercise of offered Convertible Securities will have been duly authorized, created and reserved for issuance upon such exercise;

(h)	at the time of the issuance of any Securities, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Securities and to execute and deliver any applicable Governing Document;

(i)	any applicable Governing Document will have been duly authorized, executed and delivered by the parties thereto (other than the Company), as applicable, and constitutes legally valid and binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with its terms;

(j)	the terms of the offered Shelf Securities and of their issuance and sale have been duly established in conformity with the Company’s constating documents, so as not to violate any applicable law or Governing Document, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the parties (other than the Company) to a Governing Document, as applicable;

(k)	the Board will have taken all necessary corporate action, including the adoption of a resolution or resolutions of the Board in form and content as required by applicable law, to approve the issuance and terms of the offered Securities, the consideration to be received therefor, the applicable Governing Documents, if any, and the execution thereof, and related matters (the “Authorization”);

(l)	the Company will have received the agreed upon consideration for the issuance of the offered Securities and such Securities will have been delivered by or on behalf of the Company against payment therefor; and

(m)	the offered Securities will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Company’s constating documents, applicable law, applicable Governing Documents, if any, and the Authorization.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof:

1. With respect to the Common Shares when issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration provided therein to the Company, or upon conversion, exchange or exercise of any other security in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, each of the Common Shares will be validly issued, fully paid and non-assessable.

2. The Sales Agreement Shares have been duly authorized for issuance and upon due issuance and delivery of the Sales Agreement Shares in accordance with the Sales Agreement and upon payment of the consideration therefor provided for in the Sales Agreement, the Sales Agreement Shares will be validly issued, fully paid and nonassessable;

3. With respect to the Warrants, when (a) one or more agreements (incorporating the provisions as are contained in a document which will be filed as an exhibit to or incorporated by reference in the Registration Statement) have been duly executed and delivered by the Company and a warrant agent, and (b) the Warrants have been issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement as approved by the Board, for the consideration approved by the Board, the Warrants will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms;

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4. With respect to the Debt Securities that may be issued under a Note Indenture, when (a) the Debt Securities have been executed and authenticated in accordance with the terms of the Note Indenture, and (b) the Debt Securities have been issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration provided therein to the Company, or upon the conversion, exchange or exercise of any other security in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange or exercise under the Note Indenture, and as approved by the Board, for the consideration approved by the Board, the Debt Securities to be issued under the Note Indenture will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and

5. With respect to the Units, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance, execution and terms of any Units, the related Unit Agreements and any securities which are components of the Units, the terms of the offering thereof and related matters, (b) due execution, countersignature (where applicable), authentication, issuance and delivery of the Units, the Unit Agreements, and the Shelf Securities that are components of such Units, in each case upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board, and otherwise in accordance with the provisions of the applicable (i) Warrant Agreement, in the case of Warrants, and (ii) Note Indenture, in the case of Debt Securities, such Units will be validly issued and will entitle the holders thereof to the rights specified in the Unit Agreements.

The opinions expressed above are subject to the following qualifications:

(i)	the enforceability of any agreement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally;

(ii)	the enforceability of the obligations of a party under any agreement is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), including, without limitation:

(iii)	concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

(iv)	the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

(v)	the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgment;

(vi)	the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence;

(vii)	we express no opinion as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(viii)	we express no opinion as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(ix)	we express no opinion with respect to rights to indemnity and contribution;

(x)	a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defense thereto;

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(xi)	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(xii)	public policy considerations which may limit the rights or parties to obtain remedies.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ Salley Bowes Harwardt Law Corp.

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